UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 4, 2011 (September 30, 2011)

Date of Report (Date of earliest event reported)

Sonic Foundry, Inc.

(Exact name of registrant as specified in its chapter)

Maryland	1-14007	39-1783372
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 W. Washington Ave Madison, WI 53703		(608) 443-1600
(Address of principal executive offices)		(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Effective September 30, 2011, the Company entered into an amended and restated employment agreement with its Chief Executive Officer, Gary Weis. Pursuant to the terms of the amended and restated employment agreement, Mr. Weis will receive an annual minimum base salary of $378,400 per year subject to increase at the discretion of the Board. Mr. Weis may also receive a performance bonus at the discretion of the Board. Mr. Weis in addition will assume duties as are customarily performed by a Chief Technology Officer.

The amended and restated employment agreement will continue in effect until terminated as set forth herein. In the event Mr. Weis’s employment is terminated without cause, as defined in the amended and restated employment agreement, or in the event his employment is constructively terminated, Mr. Weis shall be entitled to receive, in equal bi-weekly installments over a one-year period, compensation equal to one and five hundredths (1.05) multiplied by the highest cash compensation paid to Mr. Weis in any of the last three years immediately prior to his termination. In the event of a Change of Control, as defined in the amended and restated employment agreement, Mr. Weis is entitled to terminate the agreement within one year following such Change of Control, in which event he shall be entitled to receive, in a lump sum payable within thirty days of such termination, compensation equal to two and one-tenth (2.1) multiplied by the highest cash compensation paid to Mr. Weis in any of the last three fiscal years immediately prior to his termination. In any of the above events, (i) all of Mr. Weis’s unvested stock options and stock grants shall vest immediately upon termination, and (ii) Mr. Weis shall receive health insurance continuation as required by COBRA, salary accrued to the date of termination, and any accrued vacation pay. Mr. Weis has further agreed not to disclose the Company’s proprietary information, and, until one year following the termination of his employment agreement, not to compete with the Company or solicit the Company’s employees. The foregoing description of Mr. Weis’s employment agreement is qualified in all respects by reference to the full text of such amended and restated employment agreement, a copy of which is filed as Exhibit 10.1 to this Current Report and incorporated by references in the Item 5.02.

On September 30, 2011, Rimas Buinevicius resigned his position as Chief Strategy Officer, Executive Chairman of the Board, and Director. The Company has agreed to pay Mr. Buinevicius, in equal bi-weekly installments over a one-year period, an amount equal to one and five hundredths (1.05) multiplied by the highest cash compensation paid to Mr. Buinevicius in any of the last three fiscal years immediately prior to his termination. Pursuant to his employment agreement dated March 31, 2011, Mr. Buinevicius has agreed not to disclose the Company’s proprietary information, and, until September 30, 2012, not to compete with the Company or solicit the Company’s employees.

The foregoing description of Mr. Buinevicius’s benefits upon resignation is qualified in all respects by reference to Article Eighth of his employment agreement dated March 31, 2011, a copy of which was filed as Exhibit 10.1 to the Company’s Current Report dated April 4, 2011 and incorporated by reference in this Item 5.02.

Effective immediately, the Board of Directors appointed Mark Burish to serve as Non-Executive Chairman of the Board.

Item 8.01	Other Events.

On October 4, 2011, the Company issued a press release announcing the amended and restated employment agreement with Gary Weis, the appointment of Mark Burish as Non-Executive Chairman of the Board of Directors, and the relinquishment by Rimas Buinevicius of his positions with the Company. The full text of the press release is attached herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amended and Restated Employment Agreement dated September 30, 2011 by and between Sonic Foundry, Inc. and Gary Weis

99.1	Text of Press Release

EXHIBIT LIST

NUMBER	DESCRIPTION

10.1	Amended and Restated Employment Agreement dated September 30, 2011 by and between Sonic Foundry, Inc. and Gary Weis

99.1	Text of Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sonic Foundry, Inc.

(Registrant)

October 4, 2011	By:	/s/ Gary Weis
Gary Weis
Chief Executive Officer